Exhibit 99.1

For more information, contact:

Rob Seim

Chief Financial Officer

Omnicell, Inc.

800-850-6664, ext. 6478

rob.seim@omnicell.com

Omnicell, Inc. Closes Acquisition of UK-Based Surgichem Limited and Updates 2014 Guidance

Surgichem a Leading Provider of Medication Adherence Packaging Solutions to UK Community Pharmacies

MOUNTAIN VIEW, Calif., — August 25, 2014 — Omnicell, Inc. (OMCL), a leading provider of medication and supply management solutions to healthcare systems, today announced that it has completed the acquisition of Surgichem Limited, a wholly-owned subsidiary of Bupa Care Homes (CFG) plc. Following the recent clearance by various regulatory agencies in the UK, Surgichem will be integrated with Omnicell’s existing UK business, MTS Medication Technologies Limited in the coming months. MTS Medication Technologies Limited is the world’s leading supplier of medication adherence packaging solutions.

Surgichem, based in Stockport, UK, is a provider of medication adherence packaging solutions to the UK care home and domiciliary care markets. Surgichem supplies its monitored dosage systems to a network of over 3,200 independent pharmacies and UK pharmacy chains.

“As is the case globally, UK healthcare professionals and caregivers are seeking to improve patient outcomes, reduce medication errors and lower costs by effectively managing compliance to prescribed medication regimes,” said Randall Lipps, chairman, president and CEO of Omnicell. “This acquisition is a clear opportunity to bring together the experience of two technology leaders with the mission to extend patient health and satisfaction through convenient, effective medication adherence solutions.”

According to the World Health Organization, poor adherence to medication leads to increased morbidity and death. Approximately 50% of patients in developed countries do not take their medications as prescribed, and up to two-thirds of all medication-related hospitalizations is the result of non-adherence(1). Health care systems and community pharmacies agree that resolving medication non-adherence, an issue that has been estimated to cost up to $290 billion annually(2) in the United States and £500 million per year(3) in the United Kingdom, is a key to delivering better clinical outcomes and financial results.

“Omnicell is committed to improving medication adherence in the UK. We expect that combining the leading multi- and single-dose packaging technologies of MTS Medication Technologies with the very complementary Surgichem offering will help to solve the issue by speeding the development of new products and services for the UK adherence market, benefiting our pharmacy customers and their patients,” added Mr. Lipps. “Omnicell is passionate about our mission to make taking medication as easy and safe as possible for everyone.”

Omnicell financial guidance for 2014 is adjusted to include the expected results of Surgichem following the acquisition. Revenue for 2014 was previously expected to be between $415 and $425 million and is now expected to be between $420 and $430 million, an increase of 10 to 13% over 2013. Non-GAAP earnings per share were previously expected to be between $1.17 and $1.23 and are now expected to be $1.18 to $1.24. Omnicell expects initial costs to integrate Surgichem to be incurred during the first 12 months following the acquisition, and following that period, it is expected the acquisition will be accretive by approximately $0.03 per share annually. Omnicell previously expected 2014 product bookings to be between $340 and $350 million and now expects product bookings between $345 and $355 million with the inclusion of Surgichem.

About Omnicell

Since 1992, Omnicell (NASDAQ: OMCL) has been creating new efficiencies to help improve patient care, anywhere it is delivered. Omnicell is a leading supplier of comprehensive automation and business analytics software solutions for patient-centric medication and supply management across the entire healthcare continuum, from the acute care hospital setting to post-acute skilled nursing and long-term care facilities to the home.

More than 2,800 customers worldwide have utilized Omnicell Automation and Analytics solutions to increase operational efficiency, reduce errors, deliver actionable intelligence and improve patient safety. Omnicell Medication Adherence solutions, including its MTS Medication Technologies brand, provide innovative medication adherence packaging solutions to help reduce costly hospital readmissions and enable approximately 6,000 institutional and retail pharmacies worldwide to maintain high accuracy and quality standards in medication dispensing and administration while optimizing productivity and controlling costs.

For more information about Omnicell, please visit www.omnicell.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Omnicell’s expectations of future revenue, earnings and product bookings growth, the integration of Surgichem Limited into Omnicell’s existing business in the UK and the anticipated expenses and benefits thereof, including the combined company’s ability to help reduce medication errors, lower healthcare costs, speed the development of new products and services for the UK adherence market and other statements that are not historical facts. These forward-looking statements are based on Omnicell’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Omnicell’s ability to integrate Surgichem into its existing UK business without disruption and unanticipated expense; risks associated with business combination transactions, such as the risk that acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; and the possibility that if Omnicell does not achieve the perceived benefits of the acquisition of Surgichem as rapidly or to the extent anticipated by financial analysts or investors, the market price of Omnicell stock could decline; as well as other risks related Omnicell’s business, and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in Omnicell’s SEC filings and reports, including in the Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Omnicell undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

(1)Mayo Clin Proc. 2011 April; 86(4): 304-314

(2)New England Healthcare Institute, Thinking outside the pillbox: A System-wide approach to improving patient medication adherence for chronic disease. http://adhereforhealth.org/wp-content/uploads/pdf/ThinkingOutsidethePillbox_Report.pdf

(3)Aston University Medication Adherence Study

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Editor’s Notes:

1.              All Omnicell news releases (financial, acquisitions, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, omnicell.com.

2.              Omnicell and the Omnicell logo design are registered trademarks of Omnicell, Inc.